Exhibit 1

TERMS AGREEMENT

May 20, 2009

Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

We, Citigroup Global Markets Inc. and RBS Securities Inc. (the “Representatives”), acting on behalf of the several underwriters named in Schedule I attached hereto (the “Underwriters”), understand that Praxair, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $500,000,000 aggregate principal amount of its Floating Rate Notes due 2010 (the “Offered Securities”), covered by the registration statement on Form S-3 (No. 333-139328) (the “Registration Statement”) filed by the Company.  Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named in Schedule I attached hereto agree to purchase, severally and not jointly, the Offered Securities in the amounts set forth opposite our respective names on such Schedule.  The closing in respect of the purchase and sale of the Offered Securities shall occur on May 26, 2009 at 10:00 a.m. (the “Closing Date”) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

All the provisions contained in the Praxair, Inc. Standard Underwriting Agreement Provisions (December 14, 2006 edition), other than the form of Delayed Delivery Contract attached thereto as Annex I and Terms Agreement attached thereto as Annex II (the “Standard Provisions”), a copy of which is filed as an exhibit to the Registration Statement, are incorporated herein by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Standard Provisions had been set forth in full herein.  Terms defined in the Standard Provisions are used herein as therein defined.

For purposes of Sections 2 and 7 of the Standard Provisions, the only information furnished to the Company by any Underwriter for use in the U.S. Prospectus consists of the following information in the U.S. Prospectus furnished on behalf of each Underwriter: the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriters and the information contained in the 3rd, 6th, 7th and 8th paragraphs under the caption “Underwriting” in the prospectus supplement.

Date of Basic Prospectus:  December 14, 2006

Date of Preliminary Prospectus Supplement:  May 20, 2009

Date of Prospectus Supplement:  May 20, 2009

Time of Sale:  12:20 p.m. New York City time on May 20, 2009

Names and Addresses of Representatives:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York  10013

RBS Securities Inc.
600 Steamboat Road

Greenwich, CT 06830

The Offered Securities shall have the following terms:

Title:	Floating Rate Notes due 2010

Maturity:	May 26, 2010

Interest Rate:	3-month LIBOR + 9 basis points

Interest Payment Dates:	Interest will be payable on February 26, May 26, August 26 and November 26 of each year, as applicable, commencing August 26, 2009.

Day Count Convention:	Actual/360

Redemption:	The notes are not redeemable.

Purchase Price:	99.900% of the principal amount thereof

Public Offering Price:	100% of the principal amount thereof, plus accrued interest, if any, from May 26, 2009

Additional Terms:	None

which terms shall be set forth in a pricing term sheet substantially in the form of Exhibit 1 attached hereto (the “Pricing Term Sheet”).

The Offered Securities will be made available for checking and packaging at the office of Davis Polk & Wardwell at least 24 hours prior to the Closing Date.

We represent that we are authorized to act for the several Underwriters named in Schedule I hereto in connection with this financing and any action under this agreement by any of us will be binding upon all the Underwriters.

This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company, and the several Underwriters in accordance with its terms.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC. RBS SECURITIES INC.

On behalf of themselves and as Representatives of the Several Underwriters

CITIGROUP GLOBAL MARKETS INC.

By: /s/ Brian D. Bednaski
Name: Brian D. Bednaski
Title: Managing Director

RBS SECURITIES INC.

By: /s/ Moshe Tomkiewicz
Name: Moshe Tomkiewicz
Title: Managing Director

The foregoing Terms Agreement is hereby confirmed as of the date first above written

PRAXAIR, INC.

By:  /s/ Michael Allen
        Name:  Michael Allen
        Title:    Vice President and Treasurer

Schedule I

Underwriter	Amount of Offered Securities to be Purchased

Citigroup Global Markets Inc.	$250,000,000

RBS Securities Inc.	$250,000,000

Total	$500,000,000

Exhibit 1

Final Term Sheet
Filed pursuant to Rule 433
Dated May 20, 2009

Relating to Prospectus Supplement dated May 20, 2009 to Registration Statement No. 333-139328

$500,000,000 Floating Rate Notes due 2010

Issuer:	Praxair, Inc.

Title of Securities:	Floating Rate Notes due 2010

Principal Amount:	$500,000,000

CUSIP/ISIN:	74005P AT1 / US74005PAT12

Trade Date:	May 20, 2009

Original Issue Date (Settlement Date):	May 26, 2009

Maturity Date:	May 26, 2010

Interest Rate:	3-month LIBOR + 9 basis points

Day Count Convention:	Actual/360

Redemption:	The notes are not redeemable

Public Offering Price (Issue Price):	100% of the Principal Amount thereof

Interest Payment Dates:	February 26, May 26, August 26 and November 26 of each year, as applicable, commencing August 26, 2009

Joint Bookrunners:	Citigroup Global Markets Inc. and RBS Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll free 1-877-858-5407 or (ii) RBS Securities Inc. toll free at 1-866-884-2071.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.